Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc. Richard Hunter, Vice President of Investor Relations Paul F. Boling, Chief Financial Officer (713) 328-1000
CARRIZO OIL & GAS, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
HOUSTON, August 10, 2009 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the second quarter and first half of 2009 (including a revision to the first quarter 2009 ceiling test impairment as further described in the Company’s Form 8-K filed August 10, 2009), which included the following highlights:
Results for the Second Quarter 2009 —
•	Production of 7.9 Bcfe, or 86,739 Mcfe/d

•	Revenue of $25.9 million or Adjusted Revenue of $48.8 million, including the impact of cash-settled hedges

•	Net Loss of $6.0 million, or Adjusted Net Income of $12.9 million before non-cash net charges noted below

•	EBITDA, as defined below, of $35.3 million
Production volumes during the three months ended June 30, 2009 were 7.89 Bcfe, 29 percent higher compared to 6.10 Bcfe during the second quarter of 2008. The increase was largely due to new production contributions from Barnett Shale development. Adjusted revenues from the sale of oil and natural gas production, which includes oil and gas revenues of $25.9 million and realized hedge settlements of $23.0 million, for the three months ended June 30, 2009 were $48.8 million, as compared to $56.0 million during the quarter ended June 30, 2008. The decrease in adjusted revenues was primarily driven by significantly lower realized oil and natural gas prices, partially offset by increased production. Carrizo’s average oil sales price decreased 50 percent to $56.95 per barrel compared to $113.90 per barrel for the second quarter of 2008 and the average natural gas sales price decreased 30 percent to $6.08 per Mcf compared to $8.68 per Mcf for the second quarter of 2008. The above prices include the impact of cash-settled hedges. Results excluding the impact from cash-settled hedges are presented in the table below.
For the quarter ended June 30, 2009, the Company reported adjusted net income of $12.9 million, or $0.42 and $0.41 per basic and diluted share, respectively, excluding a net $19.0 million non-cash, after—tax expense, comprised of (1) a marked-to-market unrealized loss of $16.4 million on derivatives due in large part to the open positions that cash settled during the quarter and in part to the increase in commodity spot prices at June 30, 2009 compared to March 31, 2009, (2) stock compensation expense of $1.5 million, (3) non-cash interest expense of $1.0 million associated with the amortization of a portion of the equity premium on the Company’s convertible notes and (4) $0.1 million of bad debt expense. The Company reported a net loss of $6.0 million, or $0.19 per basic and diluted share, for the quarter ended June 30, 2009, as compared to a net loss of $12.8 million, or $0.42 per basic and diluted share, for the same quarter during 2008.
EBITDA (earnings before interest, income tax, depreciation, amortization expenses, and certain other items) during the second quarter of 2009 was $35.3 million, or $1.14 and $1.13 per basic and diluted share, respectively, as compared to $35.0 million, or $1.14 and $1.12 per basic and diluted share, respectively, during the second quarter of 2008.
Lease operating expenses (excluding production taxes) were $6.3 million (or $0.79 per Mcfe) during the three months ended June 30, 2009 as compared to $5.8 million (or $0.95 per Mcfe) for the second quarter of 2008. The increase in costs was largely attributable to the 29% increase in production volumes from 6.1 Bcfe in the second quarter of 2008 to 7.9 Bcfe in the second quarter of 2009.
Transportation costs were $3.0 million (or $0.38 per Mcfe) during the three months ended June 30, 2009 as compared to $1.8 million (or $0.30 per Mcfe) during the second quarter of 2008.

The increase in transportation costs of $0.08 per Mcfe was largely due to the greater proportion of the Company’s total production volume attributable to the Barnett Shale Tarrant County area, which has a higher weighted-average transportation cost per Mcfe.
Production taxes were $0.3 million during the three months ended June 30, 2009 as compared to $1.6 million for the second quarter of 2008. The decline was primarily due to the decline in oil and gas revenues and in part to a $0.2 million severance tax refund from certain non-operated producing properties that qualified for a tight-gas sands tax credit for prior production periods.
Depreciation, depletion and amortization expenses (“DD&A”) were $12.2 million during the three months ended June 30, 2009 ($1.55 per Mcfe) as compared to $13.9 million ($2.27 per Mcfe) during the second quarter of 2008. The lower DD&A expense was due primarily to a lower depletion rate resulting from the impairment charges which reduced the depletable full cost pool in the fourth quarter of 2008 and the first quarter of 2009, partially offset by increased production.
General and administrative expenses (“G&A”) was $4.0 million during the three months ended June 30, 2009, comparable to the $4.2 million during the second quarter of 2008.
Non-cash, stock-based compensation expense was $2.3 million ($1.5 million after tax) for the three months ended June 30, 2009 compared to $1.5 million ($1.0 million after tax) for the same period in 2008. The increase was due primarily to additional deferred compensation awards and in part to the payment of quarterly bonuses with common stock, in lieu of cash.
A $2.3 million net loss on derivatives was recorded for the second quarter 2009 comprised of (1) a $25.3 million ($16.4 million after tax) unrealized marked-to-market, non-cash loss on natural gas derivatives and (2) a $23.0 million ($14.9 million after tax) gain for cash-settled natural gas derivatives.
Cash interest expense, net of amounts capitalized, was $3.1 million for the three months ended June 30, 2009 compared to $1.3 million for the three months ended June 30, 2008. The increase was primarily attributable to interest expense associated with the higher debt levels on the revolver facility.
Interest expense (non-cash), net of amounts capitalized increased to $1.4 million from $0.3 million primarily due to the amortization of the equity premium (in accordance with APB 14-1) associated with the Company’s convertible notes.
Results for the Six Months Ended —
•	Record Production of 16.2 Bcfe, or 89,237 Mcfe/d

•	Revenue of $56.5 million or Adjusted Revenue of $102.1 million, including the impact of cash-settled hedges

•	Net Loss of $130.2 million, or Adjusted Net Income of $27.7 million before non-cash net charges noted below

•	EBITDA, as defined below, of $76.3 million
Production volumes during the six months ended June 30, 2009 were a record 16.15 Bcfe, 30 percent higher compared to 12.43 Bcfe during the same period in 2008. The increase was largely due to new production contributions from Barnett Shale development. Adjusted revenues from the sale of oil and natural gas production, which includes oil and gas revenues of $56.5 million and realized hedge settlements of $45.6 million, for the six months ended June 30, 2009 were $102.1 million, as compared to $108.1 million during the six months ended June 30, 2008. The decrease in adjusted revenues was primarily driven by significantly lower realized oil and natural gas prices, partially offset by increased production. Carrizo’s average oil sales price decreased 20 percent to $80.52 per barrel compared to $100.57 per barrel for the first half of 2008 and the average natural gas sales price decreased 26 percent to $6.10 per Mcf compared to $8.27 per Mcf for the six months ended June 30, 2008. The above prices include the impact from cash-settled hedges. Results excluding the impact from cash-settled hedges are presented in the table below.

For the six months ended June 30, 2009, the Company reported adjusted net income of $27.7 million, or $0.90 and $0.89 per basic and diluted share, respectively, excluding a net $157.9 million non-cash, after—tax expense, comprised of (1) a non-cash impairment of oil and natural gas properties of $140.6 million (which reflects the impact of a correction for certain computational errors as discussed in the Company’s Form 8-K filed on August 10, 2009), (2) a marked-to-market unrealized loss of $11.6 million on derivatives due in large part to the open positions that cash settled during the six months ended June 30, 2009 and partially offset by the decrease in commodity spot prices at June 30, 2009 compared to December 31, 2008, (3) stock compensation expense of $3.7 million, (4) non-cash interest expense of $1.8 million primarily associated with the amortization of a portion of the equity premium on the Company’s convertible notes and (5) $0.2 million of bad debt expense. The Company reported a net loss of $130.2 million, or $4.21 per basic and diluted share, for the six months ended June 30, 2009, as compared to a net loss of $18.1 million, or $0.61 per basic and diluted share, for the same period during 2008.
EBITDA (earnings before interest, income tax, depreciation, amortization expenses, impairment of oil and natural gas properties and certain other items) during the first half of 2009 was $76.3 million, or $2.47 and $2.44 per basic and diluted share, respectively, as compared to $80.0 million, or $2.69 and $2.67 per basic and diluted share, respectively, during the first half of 2008.
Lease operating expenses (excluding production taxes and transportation costs) were $12.3 million (or $0.76 per Mcfe) during the six months ended June 30, 2009 as compared to $10.8 million (or $0.87 per Mcfe) for the same period of 2008. The increased costs are largely attributable to the 30% increase in production from 12.4 Bcfe for the six months ended June 30, 2008 to 16.2 Bcfe for the six months ended June 30, 2009.
Transportation costs were $6.3 million (or $0.39 per Mcfe) during the six months ended June 30, 2009 as compared to $4.1 million (or $0.33 per Mcfe) during the same period in 2008. The increase in transportation costs of $0.06 per Mcfe was largely due to the greater proportion of the

Company’s total production volume attributable to the Barnett Shale Tarrant County area, which has a higher weighted-average transportation cost per Mcfe.
Production taxes were a net benefit of $1.0 million during the six months ended June 30, 2009 due to a $1.9 million severance tax refund from certain wells that qualified for a tight-gas sands tax credit for prior production periods.
DD&A was $27.5 million during the six months ended June 30, 2009 ($1.70 per Mcfe) as compared to $28.0 million ($2.25 per Mcfe) during the second quarter of 2008. The decrease in DD&A expense was due primarily to the impairment charges in the fourth quarter of 2008 and the first quarter of 2009 which reduced the depletable full cost pool, partially offset by increased production.
G&A decreased to $8.2 million during the six months ended June 30, 2009 from $9.3 million during the same period in 2008 primarily due to lower employee-related costs, decreased insurance costs and lower legal and professional fees.
Non-cash, stock-based compensation expense was $5.7 million ($3.7 million after tax) for the six months ended June 30, 2009 as compared to $3.0 million ($1.9 million after tax) for the same period in 2008. The increase was due primarily to the issuance of common stock, in lieu of cash, to pay 2008 discretionary bonuses and quarterly bonuses to non-executive employees.
The significant decline in oil and natural gas prices during 2009 caused the discounted present value (discounted at 10 percent) of future net cash flows from proved oil and natural gas reserves to fall below the net book basis of the Company’s proved oil and gas properties. This resulted in a non-cash, ceiling test write-down at the end of the first quarter of 2009 of $216.4 million ($140.6 million after tax), which includes the impact of a $35.8 million credit adjustment to correct for certain computational errors in the Company’s originally reported first quarter 2009 impairment of $252.2 million. Refer to the Company’s Form 8-K filed on August 10, 2009 for a more detailed explanation of this correction. Also refer to the Summary of Adjustment Impact to First Quarter 2009 Statement of Operations on the last page of this earnings release.

A $27.8 million net gain on derivatives was recorded for the first half of 2009 comprised of (1) a $17.8 million ($11.6 million after tax) unrealized marked-to-market, non-cash loss on oil and natural gas derivatives and (2) a $45.6 million ($29.6 million after tax) gain for cash settled oil and natural gas derivatives.
Cash interest expense, net of amounts capitalized, was $5.9 million for the six months ended June 30, 2009 compared to $4.0 million for the six months ended June 30, 2008. The increase was largely attributable to the higher debt levels on the revolver facility.
Interest expense (non-cash) increased to $2.8 million for the six months ended June 30, 2009 from $0.3 million for the six months ended June 30, 2008 primarily due to the partial amortization of the equity premium associated with the Company’s convertible notes in accordance with the adoption of APB 14-1 on January 1, 2009.
S.P. “Chip” Johnson IV, Carrizo’s President and Chief Executive Officer, commented, “We were pleased to achieve production for the quarter near the top of the range of our prior guidance. We had above average initial performance from some of the Barnett wells we put on production and our Gulf Coast production benefitted from a recompletion in South Louisiana. Our plans for the rest of the year remain unchanged as we continue to maintain tight controls on our spending levels in light of the current low price of natural gas. Our Barnett drilling remains on a pace to operate three rigs drilling mainly in the core area. Due to the large difference between current and forecasted 2010 gas prices, we continue to hold a large backlog of uncompleted Barnett Shale wells, representing an estimated net 87 Mmcfe per day of initial rate. We fracture stimulated and completed our first vertical Marcellus shale well, the Cowfer #1, in Centre County, PA., after the quarter’s end and it has started flowing back frac water and natural gas.
The company will host a conference call to discuss 2009 second quarter financial results on Monday, August 10, 2009 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800)920-0677 ten minutes before the call is scheduled to begin. A replay of the call will be available through Monday, August 17, 2009 at (800)633-8284. The conference ID for the replay is 21433554.
A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=148330 or by visiting our website at http://www.crzo.net clicking on “Investor Relations” and then clicking on “2009 Second Quarter Earnings Conference Call Webcast.” To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities. Carrizo also controls large acreage positions in other productive shale resource plays.
Statements in this news release, including but not limited to those relating to reserves, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including, future pricing levels, rates (including initial rates of production) and results of drilling, production commencement dates for wells, cash flows and maintenance of announced capital spending program and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include market and other conditions, capital needs and uses, commodity price changes, effects of the global financial crisis on exploration activity, dependence on exploratory drilling activities, operating risks, land issues, compliance with covenants, future ceiling test write-downs, the availability of debt and other financing, availability of capital and equipment, weather, actual rates of production and other risks described in the

Company’s Form 10-K for the year ended December 31, 2008, and its other filings with the Securities and Exchange Commission.
(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,

	2009	2008 (A)	2009 (B)	2008 (A)

Oil and natural gas revenues	25,854,080	64,792,031	56,507,864	$118,352,437

Costs and expenses:
Lease operating expenses	6,266,667	5,797,495	12,346,974	10,775,887
Transportation expenses	3,020,481	1,831,696	6,299,881	4,053,583
Production tax expense (benefit)	300,097	1,599,288	(1,022,347)	2,791,250
Depreciation, depletion and amortization	12,249,074	13,865,099	27,524,721	27,951,720
Impairment of oil and natural gas properties	—	—	216,391,139	—
General and administrative expenses	3,986,016	4,167,632	8,238,148	9,276,308
Accretion expense related to asset retirement obligations	74,991	57,938	146,404	115,877
Bad debt expense (benefit)	66,774	(95,845)	288,456	(166,246)
Stock-based compensation expense	2,307,772	1,507,876	5,733,736	2,987,872

Total costs and expenses	28,271,872	28,731,179	275,947,112	57,786,251

Operating income	(2,417,792)	36,060,852	(219,439,248)	60,566,186

Mark-to-market loss on derivatives, net	(25,294,597)	(35,147,832)	(17,805,770)	(63,219,517)
Realized gain (loss) on derivatives, net (1)	22,992,419	(9,738,846)	45,593,120	(11,482,738)
Loss on asset sale	—	—	—	(3,675)
Other income and expenses, net	(4,628)	(19,817)	40,837	51,352
Interest income	6,059	59,792	11,249	208,078
Interest expense (cash), net of amounts capitalized (2)	(3,118,231)	(1,303,540)	(5,865,469)	(3,956,403)
Interest expense (non-cash), net of amounts capitalized (3)	(1,417,929)	(254,538)	(2,779,142)	(338,108)
Loss on early settlement of interest rate swap on Second Lien debt	—	(3,340,003)	—	(3,340,003)
Loss on early extinguishment of Second Lien debt	—	(5,705,796)	—	(5,705,796)

Loss before income taxes	(9,254,699)	(19,389,728)	(200,244,424)	(27,220,623)

Income tax expense (benefit)	(3,238,485)	(6,609,472)	(70,042,249)	(9,144,766)

Net Loss	$(6,016,214)	$(12,780,256)	$(130,202,175)	$(18,075,858)

ADJUSTED net income available to common shares (4)	$12,890,383	$17,028,874	$27,746,683	$30,950,425

EBITDA (see table below)	$35,268,610	$34,957,251	$76,279,165	$80,024,023

Basic net loss per common share	$(0.19)	$(0.42)	$(4.21)	$(0.61)

Diluted net loss per common share	$(0.19)	$(0.42)	$(4.21)	$(0.61)

ADJUSTED basic net income per common share (4)	$0.42	$0.56	$0.90	$1.04

ADJUSTED diluted net income per common share (4)	$0.41	$0.55	$0.89	$1.03

Basic weighted average common shares outstanding	31,001,888	30,662,155	30,943,133	29,727,283

Diluted weighted average common shares outstanding	31,331,319	31,108,602	31,254,789	29,952,385

(A)	2008 results are adjusted for retrospective adoption of FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlements).”

(B)	Results include the impact of a correction to the 1Q09 ceiling test impairment as described in the Company’s 8-K filed August 10, 2009. Also refer to Summary of Adjustment Impact to First Quarter 2009 Statement of Operations on the last page of this earning release.

(1)	Realized gain (loss) on derivatives, net, consists of the following:

Oil and gas derivatives	22,992,419	(8,811,171)	45,593,120	(10,281,949)
Interest rate derivatives	0	(927,675)	0	(1,200,789)

(2)	Interest expense (cash), net of amounts capitalized, consists of the following:

Gross interest expense	$(6,636,429)	$(5,023,540)	(12,697,933)	(11,478,420)
Capitalized interest	3,518,198	3,720,000	6,832,464	7,522,017

(3)	Non-cash Interest expense, comprising amortization of equity premium on Convertible Bond per APB 14-1, consists of:

Gross interest expense	$(3,017,732)	$(980,929)	(6,016,460)	(980,929)
Capitalized interest	1,599,803	726,391	3,237,318	642,821

(4)	Excludes the impact of the non-cash, mark-to-market gain (loss) on derivatives, non-cash stock-based compensation, non-cash interest, non-cash bad debt expense, loss on early extinguishment of Second Lien Debt and loss on early settlement of interest rate swap on Second Lien Debt and impairment of oil and natural gas properties.
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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	6/30/2009	12/31/2008

	(unaudited)	(unaudited) (A)
ASSETS:
Cash and cash equivalents	$4,786,136	$5,183,466
Fair value of derivative financial instruments	25,889,485	22,790,505
Other current assets	29,879,870	28,346,777
Deferred income taxes	35,280,684	—
Property and equipment, net (1)	846,789,084	986,629,137
Other assets	11,269,079	25,478,104
Investments	3,466,910	3,273,910

TOTAL ASSETS	$957,361,248	$1,071,701,899

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$94,690,582	$100,832,617
Current maturities of long-term debt	147,633	172,694
Other current liabilities	9,061,321	12,917,331
Long-term debt, net of current maturities	522,657,094	475,788,267
Deferred income taxes	—	34,777,980
Other liabilities	10,306,490	7,128,050
Fair value of derivative financial instruments	5,028,471	—
Equity	315,469,657	440,084,960

TOTAL LIABILITIES AND EQUITY	$957,361,248	$1,071,701,899

Income tax expense (benefit) for the three-month periods ended June 30, 2009 and 2008 includes a $(3,239,500) and $(6,786,405), respectively, provision for deferred income taxes and a $1,015 and $176,933, respectively, provision for currently payable franchise taxes.

(A)	- includes adjustments to correct for certain computational errors on the 2008 year-end ceiling test impairment and to retrospectively adopt APB 14-1 “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion”, as disclosed in a Form 8K filed on August 10, 2009.

(1)	- As of June 30, 2009 and December 31, 2008, includes a net PP&E reduction of $4.1 million and $39.9 million, respectively, for the correction to the oil and natural gas impairment computations referenced in subnote (A) above.
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CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
Reconciliation of Net Income to EBITDA	JUNE 30,		JUNE 30,

	2009	2008	2009	2008

Net Income	$(6,016,214)	$(12,780,256)	$(130,202,175)	$(18,075,858)

Adjustments:
Depreciation, depletion and amortization	12,249,074	13,865,099	27,524,721	27,951,720
Unrealized mark-to-market loss on derivatives	25,294,597	35,147,832	17,805,770	63,219,517
Interest expense (cash and non-cash), net of amounts capitalized and interest income	4,530,101	1,498,286	8,633,363	4,086,433
Income tax benefit	(3,238,485)	(6,609,472)	(70,042,249)	(9,144,766)
Loss on asset sale	—	—	—	3,675
Stock based compensation expense	2,307,772	1,507,876	5,733,736	2,987,872
Bad debt expense	66,774	(95,845)	288,456	(166,246)
Accretion expense related to asset retirement obligations	74,991	57,938	146,404	115,877
Impairment of oil and natural gas properties	—	—	216,391,139	—
Loss on early settlement of interest rate swap on Second Lien debt	—	(3,340,003)	—	3,340,003
Loss on early extinguishment of Second Lien debt	—	5,705,796	—	5,705,796

EBITDA, as defined	$35,268,610	$34,957,251	$76,279,165	$80,024,023

EBITDA per basic common share	$1.14	$1.14	$2.47	$2.69

EBITDA per diluted common share	$1.13	$1.12	$2.44	$2.67

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	40,926	47,525			84,974	100,545
Natural gas (Mcf)	7,647,737	5,816,531			15,641,968	11,830,996
Natural gas equivalent (Mcfe)	7,893,293	6,101,681			16,151,812	12,434,266

Average sales prices-

Oil and condensate (per Bbl)	$56.95	$122.95			$47.84	$108.79
Oil and condensate (per Bbl) — with hedge impact	$56.95	$113.90			$80.52	$100.57
Natural gas (per Mcf)	$3.08	$10.12			$3.36	$9.07
Natural gas (per Mcf) — with hedge impact	$6.08	$8.68	(a	)	$6.10	$8.27	(a	)
Natural gas equivalent (per Mcfe)	$3.28	$10.61			$3.50	$9.51

(a)	- 2008 prices are adjusted for a reclassification between realized and unrealized derivative gain (losses) for the cash-settled recognition method adopted in the fourth quarter and year end 2008 financial statements.
CARRIZO OIL & GAS, INC.
Summary of Adjustment Impact to First Quarter 2009 Statement of Operations (b)
(In Millions)

	Three Months Ended
	March 31, 2009
	Original	As Adjusted	Change
Impairment of oil and natural gas properties	$252.2	$216.4	$(35.8)
Depletion, depreciation and amortization	$16.5	$15.3	$(1.2)
Net loss	$148.3	$124.2	$(24.1)

(b)	- Refer to the Company’s Form 8-K filed on August 10, 2009 for more discussion on the correction to the ceiling test impairment.